Exhibit 99.1

China Automotive Systems Announces Special Cash Dividend

- Celebrating 20th Anniversary of NASDAQ Listing -

WUHAN, China, July 19, 2024 /PRNewswire/ -- China Automotive Systems, Inc. (Nasdaq: CAAS) ("CAAS" or the "Company"), a leading power steering components and systems supplier in China, today announced that the Board of Directors has declared a special cash dividend of US$0.80 per common share. The special cash dividend is payable on or about August 22, 2024 to shareholders of record as of the close of business on Tuesday, July 30, 2024. The aggregate amount of the special dividend payment will be approximately $25 million.

China Automotive Systems´ Board of Directors approved the special cash dividend after reviewing the Company´s recent financial performance, current financial condition, expected cash requirements for business expansion and future free cash-flow generation.

NASDAQ listing of China Automotive Systems’ shares began on August 24, 2004. Over the next two decades, the Company grew from a small Chinese domestic player to a large global tier 1 supplier with operations and customers in North America, South America, Europe and Asia. China Automotive Systems’ sales have also grown from $58.2 million in 2004 to $576.4 million in 2023, an approximate 875% increase. Net income grew by approximately 446% from $6.9 million in 2004 to $37.7 million in 2023.

The Company has become a leading supplier of steering products in China, the world’s largest automotive market, with large customers including leading vehicle OEMs such as BYD Auto Co., Ltd., Zhejiang Geely Automobile Co., Ltd., Chery Automobile Co., Ltd., Chongqing Changan Automobile Co., Ltd., SAIC Motor Co., Ltd., FAW Group and others. BYD is one of the largest vehicle manufacturers and is a leading EV producer with growing market presence around the world. Internationally, CAAS supplies steering products to Stellantis N.V. in North and South America and Europe. With its worldwide operations, Stellantis has become the Company’s largest customer generating substantial growth in our Brazilian operations and in other markets. Ford Motor Company is also a customer in North America and Mahindra & Mahindra Ltd has become a large customer in India. European presence is enhanced through the Company’s ownership in Sentient AB, a Swedish automotive technology company specializing in software development and hardware design with a focus on autonomous driving (“ADAS”) technologies.

Mr. Hanlin Chen, chairman of CAAS, stated, "This special dividend not only rewards our shareholders for their long-term support, but also speaks volumes of our confidence in our sustainable growth for the future. We are very proud that our large customer base and broad technology offerings position us strategically for global auto industry transitions from internal combustion engines to electric vehicles, as well as human driving to autonomous driving.”

About China Automotive Systems, Inc.

Based in Hubei Province, the People’s Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through eight Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 8 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Stellantis N.V. and Ford Motor Company in North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 28, 2024, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. Any of these factors and other factors beyond our control, could have an adverse effect on the overall business environment, cause uncertainties in the regions where we conduct business, cause our business to suffer in ways that we cannot predict and materially and adversely impact our business, financial condition and results of operations. A prolonged disruption or any further unforeseen delay in our operations of the manufacturing, delivery and assembly process within any of our production facilities could continue to result in delays in the shipment of products to our customers, increased costs and reduced revenue. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

jieli@chl.com.cn

Kevin Theiss

Awaken Advisors

+1-212-510-8922

Kevin@awakenlab.com